July 31, 2006

FRANKLIN TEMPLETON FUND ALLOCATOR SERIES
One Franklin Parkway
San Mateo, CA 94403-1906

Gentlemen:

     We propose to acquire the shares of beneficial interest (the “Shares”) of each Class (“Class”) of Franklin Templeton 2025 Retirement Target Fund (the “Fund”), a series of Franklin Templeton Fund Allocator Series (the “Trust”), as indicated in the chart below.

Fund and Class           #Shares           Price/Share               Total

Franklin Templeton 2025 Retirement Target Fund – Class A	1	$10.00	$10.00
Franklin Templeton 2025 Retirement Target Fund – Class C	1	$10.00	$10.00
Franklin Templeton 2025 Retirement Target Fund – Class R	1	$10.00	$10.00
Franklin Templeton 2025 Retirement Target Fund – Advisor Class	1	$10.00	$10.00
Total			$40.00

Prior to the effectiveness of the registration statement filed by the Trust on behalf of the Fund, we will purchase the Shares in a private offering pursuant to the provisions of the Securities Act of 1933 and applicable rules and regulations there under. The Shares are being purchased as the initial seed capital in connection with the operations of the Fund.

     We consent to the filing of this Investment Letter as an exhibit to the Form N-1A registration statement of the Trust.

Sincerely,

FRANKLIN RESOURCES, INC.

By: /s/ Craig S. Tyle
     Craig S. Tyle
Title:     Executive Vice President